Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER FISCAL 2017 RESULTS

JACKSON, Miss. (December 22, 2016) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the second quarter and twenty-six weeks ended November 26, 2016.

Net sales for the second quarter of fiscal 2017 were $253.5 million, a 53.6 percent decrease, compared to $546.0 million for the second quarter of fiscal 2016. The Company reported a net loss of $23.0 million, or $0.48 per basic and diluted share, for the second quarter of fiscal 2017, compared to net income of $109.2 million, or $2.27 per basic share and $2.26 per diluted share, for the second quarter of fiscal 2016.

For the twenty-six weeks ended November 26, 2016, net sales were $493.4 million compared to $1,155.9 million for the prior-year period. The Company reported a net loss of $53.9 million, or $1.12 per basic and diluted share, for the twenty-six weeks ended November 26, 2016, compared to net income of $252.3 million, or $5.24 per basic share and $5.22 per diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the second quarter of fiscal 2017 reflect extremely challenging market fundamentals in the egg industry. Following the 2015 avian influenza (AI)-related laying hen losses, USDA data shows the egg industry has repopulated farms with laying hen numbers beginning to approach pre-AI levels. However, market demand trends have not kept pace with the higher production levels. While retail customer demand has been steady, egg export demand has not fully recovered following the aftermath of the AI outbreak. We have also experienced reduced demand for egg products, as many commercial customers reformulated their products to use fewer eggs when prices spiked, and have been slow to resume previous egg usage. Together, these factors have created an oversupply of eggs, and prices have fallen dramatically from the record high levels last year. For the second quarter of fiscal 2017, our average customer selling prices were down 50.7 percent from the same period of fiscal 2016. While the egg market has been in oversupply, recent USDA reports show the chick hatch has been down for three consecutive months over prior-year levels, so we expect to see a moderation in the size of the laying hen flock. Egg prices have also risen sharply since the end of our second quarter.

“Specialty eggs, excluding co-pack sales, accounted for 22.4 percent of our total sales volume for the second quarter of fiscal 2017, the same level as the previous-year period. Specialty eggs revenue was 45.8 percent of total revenues, compared with 26.1 percent for the second quarter of fiscal 2016. Specialty egg prices have typically been less volatile than conventional eggs, which proved to be the case in the second quarter, as the average selling price for specialty eggs was down 13.2 percent over the second quarter of last year, while the average selling price for non-specialty eggs was down 64.9 percent over the prior-year period.
“We remain focused on expanding our specialty egg business, especially cage-free eggs. We have made significant investments across our operations to meet anticipated demand, as food service providers, national restaurant chains and major retailers, including our largest customers, have stated objectives to exclusively offer cage-free eggs by future specified dates. While we expect this multi-year conversion will be a disruption for our industry, we believe it provides an opportunity for Cal-Maine Foods, and we are working closely with our customers to achieve a smooth transition. Our latest joint venture to produce cage-free eggs with Rose Acre Farms in Texas is on schedule to reach our full expected capacity in early calendar 2017. In addition to cage-free eggs, our product mix provides a wide variety of healthy choices for consumers including conventional, nutritionally enhanced and organic eggs.

“In spite of challenging market conditions, we continued to manage our operations in an efficient and responsible manner. Our feed costs per dozen were down 7.7 percent compared with a year ago. Our overall farm production costs were slightly lower than the second quarter of fiscal 2016, even with higher capital expenditures for conversion and other improvement projects.
“During the second quarter, we were pleased to complete the acquisition of the assets of Foodonics International, Inc. and its related entities doing business as Dixie Egg Company, relating to their commercial production, processing,

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CALM Reports Second Quarter Fiscal 2017 Results

December 22, 2016

distribution and sale of shell eggs business. The additional production capacity and the inclusion of the Egg-Land’s Best, Inc. franchise with licensing rights for portions of certain markets in Alabama, Florida and Georgia, as well as Puerto Rico, Bahamas and Cuba, further advances our strategy to grow our business through selective acquisitions. We have a strong balance sheet, and we continue to look for opportunities to make additional acquisitions that meet our criteria. As always, we are focused on delivering greater value to our shareholders in fiscal 2017,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016, or the first quarter of fiscal 2017, and will not pay a dividend for the second quarter of fiscal 2017. At November 26, 2016, cumulative losses that must be recovered prior to paying a dividend were $54.3 million.

Selected operating statistics for the second quarter and year-to-date period of fiscal 2017 compared with the prior-year periods are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 26, 2016	November 28, 2015	November 26, 2016	November 28, 2015
Dozen Eggs Sold (000)	252,177	264,172	494,501	522,946
Dozen Eggs Produced (000)	211,971	204,423	410,753	407,071
% Specialty Sales (dozen)*	22.4%	22.4%	22.6%	22.4%
% Specialty Sales (dollars)*	45.8%	26.1%	46.2%	25.4%
Net Average Selling Price (dozen)	$0.971	$1.970	$0.962	$2.105
Net Average Selling Price Specialty Eggs (dozen)	$2.003	$2.308	$1.988	$2.393
Feed Cost (dozen)	$0.394	$0.427	$0.412	$0.423

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Second Quarter Fiscal 2017 Results

December 22, 2016

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		26 Weeks Ended
	November 26, 2016	November 28, 2015	November 26, 2016	November 28, 2015
Net sales	$253,544	$545,975	$493,389	$1,155,870
Gross profit (loss)	3,948	211,597	(5,621)	474,668
Operating income (loss)	(38,043)	166,159	(87,868)	386,267
Other income	1,275	1,850	2,560	2,399
Income (loss) before income taxes and noncontrolling interest	(36,768)	168,009	(85,308)	388,666
Income (loss) before income taxes attributable to Cal-Maine Foods, Inc.	(36,811)	167,329	(85,307)	386,919

Net income (loss)	$(23,010)	$109,230	$(53,946)	$252,253

Net income (loss) per share:
Basic	$(0.48)	$2.27	$(1.12)	$5.24
Diluted	$(0.48)	$2.26	$(1.12)	$5.22
Weighted average shares outstanding
Basic	48,250	48,164	48,249	48,164
Diluted	48,250	48,361	48,249	48,354

SUMMARY BALANCE SHEETS

	November 26, 2016	May 28, 2016
ASSETS
Cash and short-term investments	$197,901	$389,545
Receivables	81,718	67,448
Income tax receivable	39,932	11,830
Inventories	162,291	154,799
Prepaid expenses and other current assets	2,885	2,661
Current assets	484,727	626,283

Property, plant and equipment (net)	448,547	392,274
Other noncurrent assets	129,369	93,208
Total assets	$1,062,643	$1,111,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$67,005	$67,131
Current maturities of long-term debt	15,510	16,320
Current liabilities	82,515	83,451

Long-term debt, less current maturities	7,000	9,250
Deferred income taxes and other liabilities	108,211	101,703
Stockholders' equity	864,917	917,361
Total liabilities and stockholders' equity	$1,062,643	$1,111,765

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